Garden State Securities Inc.

June 1,2011

Radient Pharmaceuticals Corporation

2492 Walnut Avenue

Suite 100

Tustin, CA 92780-6952

Attn: Douglas C. MacLellan, CEO

Re: Advisory Services

Dear Mr. MacLellan:

This letter confirms the engagement of Garden State Securities Inc., a FINRA member firm (“GSS”), as a non-exclusive financial advisor to Radient Pharmaceuticals Corporation and its subsidiaries and affiliates (together, referred to as the “Company”) for a period of 7 months commencing upon the date of your acceptance of this letter. In this regard, the parties agree to the following terms and conditions:

1.          Engagement. The Company hereby engages and retains GSS as a non-exclusive financial advisor for and on behalf of the Company to perform the Services as defined in Section 2. GSS hereby accepts this engagement on the terms and conditions set forth in this Agreement.

2.          Services. In connection with its engagement pursuant to this Agreement, GSS agrees to perform the following services for the Company:

A.           Advisory Services. As requested from time to time by the Company, GSS shall provide financial advisory services to the Company pertaining to the Company's business affairs. Without limiting the foregoing, GSS will assist the Company in developing, studying and evaluating a financing plan, strategic and financial alternatives, and merger and acquisition proposals and will assist in negotiations and discussions pertaining thereto. Additionally, GSS will assist the Company in preparing an offering document or presentation materials describing the Company, its operations, its historical performance and future prospects.

B.           GSS agrees to use its best efforts to make itself available to the Company’s officers, at such mutually agreed upon place and time during, normal business hours for reasonable periods of time for the purpose of advising and assisting the Company in preparing reports, summaries, corporate and/or transaction profiles, due diligence packages and/or other material and documentation as shall be necessary, in the opinion of GSS. Such availability will be subject to reasonable advance notice and mutually convenient scheduling. In addition, GSS shall make its Investment Banking personnel available for telephone conferences with the Company's principal financial sales and/or operating officers during normal business hours upon reasonable advance notice and mutually agreed upon dates and times to assist with, and evaluate proposals.

3.          Compensation. As compensation for the services rendered by GSS to the Company pursuant to this Agreement and in addition to the expense allowance set forth in Section 4 (“Expenses”) below, the Company shall pay to GSS as set forth below:

Advisory Services: Upon execution of this Agreement, the Company shall issue to GSS (i) 200,000 vested restricted shares (the “Shares”) of the Company’s common stock upon execution of this Agreement and (ii) 100,000 vested Shares of the Company's Common Stock on the 1st day of each consecutive proceeding 30 day period from the date of the execution of this Agreement for 6 consecutive 30 day periods (6 months), subject to termination as set forth in Section 10. The Shares shall be issued in the name of GSS by delivery by GSS of instructions to the Company providing for the names of designees who are employees and/or affiliates of GSS. The Company shall deliver to GSS and the Company's transfer agent, legal opinion letters for GSS and for each designee, at the time that the shares are eligible to be sold pursuant to SEC Rule 144, upon GSS's request.

4.          Expenses. In addition to the compensation in Section 4, “Compensation” above, The Company agrees to reimburse GSS, upon request made from time to time, for its reasonable out-of-pocket expenses incurred by GSS in connection with its activities under this Agreement; provided, however, GSS shall not incur any expense in excess of $500 without the prior written consent of the Company. These expenses include but are not limited to long distance phone charges, airfare, hotel lodging and meals, transportation, outside consultants, printing, and overnight express mail incurred by GSS in fulfilling its duties under this Agreement.

5.          Confidentiality and Non- Disclosure. The Company will not provide GSS or any GSS affiliate with any material non-public information without prior written notice in which GSS will only accept receipt of such material non-public information after the signing of a separate non-disclosure agreement between the Company and GSS. The Company is prepared to make available to GSS upon GSS’s request, certain information concerning the business, financial condition, operations, assets and liabilities of the Company in connection with the performance of its duties hereunder. As a condition to such information being furnished to GSS and its employees or agents, GSS agrees to treat any information concerning the Company (whether prepared by the Company, its advisors, investors or otherwise and irrespective of the form of communication) which is furnished to GSS or to its employees or agents now or in the future by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions hereinafter set forth. The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by GSS, its employees or agents which contain, reflect or are based upon, in whole or in part, the information furnished to GSS, its employees or agents pursuant hereto. The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by GSS, its employees or agents, or (ii) becomes available to GSS on a non-confidential basis from a source other than the Company (including without limitation any of the Company's directors, officers, employees or agents), or any of its attorneys, accountants, investors, consultants, bankers and financial advisors (collectively, the “Representatives”), provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

GSS hereby agrees that GSS, its employees and agents shall use the Evaluation Material solely for the purposes contemplated by this Agreement, that the Evaluation Material will be kept confidential and that GSS, its employees and agents will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that GSS may make any disclosure of such information to which the Company give its prior written consent.

6.          Indemnification. The Company agrees to indemnify GSS and its affiliates and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of the engagement of GSS pursuant to, and the performance by GSS of the services contemplated by, this Agreement and will reimburse any Indemnified party for all expenses (including fees and costs of counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company; provided, however, that the Company will not be liable for any indemnification or contribution hereunder to the extent that any losses, claims, damages and liabilities arise from or as a result of any grossly negligent conduct or willful malfeasance by an Indemnified Party. If the indemnification of an Indemnified Party provided for in this Agreement is for any reason held unenforceable, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable is such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and GSS, on the other hand; provided, however, that in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to GSS under this Agreement. The Company agrees that it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not GSS or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

7.          Independent Contractor. The Company acknowledges that GSS has been retained to act solely as a financial advisor to the Company. In such capacity, GSS shall act as an independent contractor, and any duties of GSS arising out of its engagement pursuant to this Agreement shall be owed solely to the Company. GSS shall be responsible for the payment of all federal, state and local taxes which may be payable in connection with the receipt of compensation hereunder.

8.          NYSE Amex Approval. Consultant acknowledges that the issuance of the Shares is subject to the prior approval of the NYSE Amex (the “Amex Approval”), without which, the Shares will not be issued. In the event that the Company is not listed on the AMEX then any and all shares do or owned will be issued by the Company.

9.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of GSS and the Company agree that any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration. The arbitration will be conducted in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect (“AAA Rules”) and the procedures in this document. In the event of a conflict, the provisions of this document will control. The arbitration will be conducted by a panel of three arbitrators, one chosen by each party to this Agreement and the third by agreement of the parties; failing agreement within 30 days of commencement of the arbitration proceeding, the AAA will appoint the third arbitrator.. Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrator. Unless provided otherwise in this Agreement, the arbitrators may not award damages inconsistent with the Agreement or punitive damages or any other damages not measured by the prevailing party's actual damages, and the parties expressly waive their right to obtain such damages in arbitration. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction..

10.         Term and Termination. This Agreement shall be effective upon its execution and shall remain in effect for 7 months from the date of execution by the Company. Either the Company or GSS may terminate GSS’s engagement and responsibilities hereunder with a 10-day advance written notice at any time after 90 days from the date of the execution of this Agreement. However, no termination of this Agreement shall in any way effect the right of GSS to receive the Shares for the services rendered up to the date of termination.. In addition, Section 6, “Indemnification,” Section 7, “Independent Contractor,” and Section 9, “Governing Law” shall survive any termination of this Agreement.

11.         Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties with respect to its subject matter and supersedes all prior discussion, agreements and understandings between them with respect thereto. This Agreement may not be modified except in a writing signed by the parties.

12.         Assignment. Neither this Agreement nor the rights of either party hereunder shall be assigned by either party without the prior written consent of the other party.

13.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.         Press Releases/Public Announcements. Neither party shall issue any press release or public announcement of this Agreement or the terms hereof without the prior consent of the other party; provided, however, the Company may make filings under applicable federal and state securities laws as required under applicable law but shall provide GSS with a reasonable opportunity to review and comments upon any proposed filing.

Sincerely,

Garden State Securities Inc.

	By:	/s/ Ernest Pellegrino
Name: Ernest Pellegrino
Agreed and Accepted:	Title: Director of Corporate Finance

Date: Junel, 2011

By:	/s/ Douglas, C. MacLellan
Name: Mr. Douglas, C. MacLellan
Title: CEO, Radient Pharmaceutical Corp.